CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A  of our report dated February 28, 2013, relating to the financial statements and financial highlights which appear in the December 31, 2012 Annual Report of the Funds as listed in Appendix 1, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and "Financial Highlights" in such Registration Statement.

Philadelphia, Pennsylvania
April 30, 2013

Appendix I

Wilshire Variable Insurance Trust

1.	2015 ETF Fund

2.	2025 ETF Fund

3.	2035 ETF Fund

4.	Equity Fund

5.	Balanced Fund

6.	Income Fund

7.	Small Cap Growth Fund

8.	International Equity Fund

9.	Socially Responsible Fund